EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-164241) on Form S-3 of Summer Infant, Inc. of our report dated March 24, 2009 (except for Note 2, as to which the date is January 4, 2010), relating to our audits of the consolidated financial statements which appear in Amendment No. 3 to the Annual Report on Form 10-K/A of Summer Infant, Inc. for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP

New York, New York

February 1, 2010